Exhibit 5.1

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com

October 1, 2021

Atmos Energy Corporation

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

Re:	Atmos Energy Corporation Registration Statement on Form S-3 (File No. 333-257504)

Ladies and Gentlemen:

We have acted as counsel to Atmos Energy Corporation, a corporation incorporated under the laws of Texas and Virginia (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, file no. 333-257504 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, the prospectus supplement, dated September 21, 2021, filed with the Commission on September 23, 2021 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $600,000,000 aggregate principal amount of the Company’s 2.850% Senior Notes due 2052 (the “Notes”).

The Notes will be issued pursuant to the Indenture dated as of March 26, 2009 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and an Officers’ Certificate (the “Section 301 Officers’ Certificate”) to be delivered to the Trustee pursuant to Section 301 of the Base Indenture (the Base Indenture, as modified by the Section 301 Officers’ Certificate in respect of the Notes, is referred to herein as the “Indenture”). In connection with the issuance of the Notes, the Company has entered into an Underwriting Agreement dated as of September 21, 2021 (the “Underwriting Agreement”) with the representatives of the underwriters named therein (the “Underwriters”). The Indenture, the Underwriting Agreement and the Notes are referred to collectively as the “Note Documents.”

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the form of Section 301 Officers’ Certificate, the forms of Notes, the Underwriting Agreement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted

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October 1, 2021

to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be legal, valid and binding obligations of the Company.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and to the extent relevant for our opinions herein, the Texas Business Organizations Code. This opinion is limited to the effect of the current state of the laws of the State of New York and the Texas Business Organizations Code and the facts as they currently exist. We express no opinion regarding any federal or state laws or regulations related to the regulation of utilities. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. We note that the Company is incorporated in the State of Texas and in the Commonwealth of Virginia and we have assumed, without independent investigation, that the Company is a validly existing corporation in good standing under the laws of the Commonwealth of Virginia and that under the laws of the Commonwealth of Virginia: (i) the Company has all requisite power to execute, deliver and perform its obligations under the Note Documents, (ii) the execution and delivery of such documents by the Company and the performance of its obligations thereunder have been duly authorized by all necessary corporate action and do not violate any law, regulation, order, judgment or decree applicable to the Company and (iii) that such documents will be duly executed and delivered by the Company. We understand that you are receiving an opinion of Virginia counsel as to matters relating to Virginia law.

C. The opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

October 1, 2021

D. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, (iii) any provision that would require payment of any unamortized original issue discount, or (iv) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP